Filed Pursuant to Rule 424(b)(3)

Registration No. 333-177730

PROSPECTUS SUPPLEMENT
DATED MARCH 7, 2014
TO
PROSPECTUS DATED DECEMBER 21, 2011

SYNERGY PHARMACEUTICALS INC.

This Prospectus Supplement, dated March 7, 2014, supplements that certain Prospectus contained in the Registration Statement filed on Form S-3 of Synergy Pharmaceuticals Inc. (the “Company”) dated December 21, 2011 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that the Company is aware of. On February 28, 2014, Asian Mining, LLC sold warrants to purchase common stock  to Steven Cohen in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).  The table, therefore, is amended as follows in order to add Steven Cohen as a selling stockholder.

Common
	Beneficial Ownership of			Stock	Beneficial Ownership
	Common Stock Prior			Saleable	of Common Stock
	to the Offering			Pursuant	After the Offering (1)
	Number of		Percent of	to This	Number of	Percent of
Name of Selling Stockholder	Shares		Class	Prospectus	Shares	Class

Steven Cohen	81,331	(2)	*	81,331	—	—

*           Less than 1%

(1)         Assumes that all of the shares held by the selling stockholders are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that the selling stockholder will ultimately offer or sell under this prospectus.

(2)   Represents shares of common stock underlying warrants.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Synergy Pharmaceuticals Inc., 420 Lexington Avenue, Suite 2012, New York, NY 10170.